Exhibit (10)-hh

Summary of Employment Arrangement of Dr. Praveen Tyle

Dr. Praveen Tyle entered into an employment arrangement in or around June 2004. He became a named executive officer based on 2005 compensation. His terms of employment include:

•
Eligible to participate in certain Company management plans that have been previously filed with the Securities and Exchange Commission, including the Annual Incentive Compensation Plan, the Bausch & Lomb Stock Incentive Plan, and Long-Term Incentive Plan;

•	Entitled to receive employee benefits made available to other employees and officers of the Company and their eligible dependents;

•
Received a stock option award of 35,000 shares, which vests in three equal installments over a three-year period, and a restricted stock award of 8,000 shares, which vests in three equal installments in three, five and seven years from the date of grant;

•
Modified severance benefits payable to him under the Company’s Officer Separation Plan - if Dr. Tyle’s employment terminates prior to July 19, 2007, under circumstances which would otherwise entitle him to severance protection under the Company’s Officer Separation Plan: (i) unvested portions of his restricted stock and his stock option award granted under his 2004 employment arrangement vest immediately upon the termination date; and (ii) if accelerated vesting is not approved under the Company’s 2003 Long-Term Incentive Plan, the Company will pay him, subject to withholdings, an amount equal to the fair market value of the unvested restricted stock award and the excess, if any, of the fair market value of the unvested stock option award over the option’s exercise price. In addition, if Dr. Tyle is involuntarily terminated after three years from his hire date under circumstances providing him with benefits under the Officer Separation Plan, then remaining unvested portions of Dr. Tyle’s restricted stock grant, if any, shall immediately vest on such date of termination. In the event of a termination due to a change of control, Dr. Tyle’s severance arrangement would be superseded by the Change of Control Agreement between Dr. Tyle and the Company.